Exhibit 7.10

EXECUTION

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of June 15, 2020 (this “Limited Guarantee”), by Internet Opportunity Fund LP (the “Guarantor”), in favor of 58.com Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company” or “Guaranteed Party”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below). For the purpose of this Limited Guarantee, each of the terms “control” and “person” shall have the meaning given to it in Section 9.03 of the Merger Agreement.

1.            Limited Guarantee. (a) To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), among the Guaranteed Party, Quantum Bloom Group Ltd (“Parent”) and Quantum Bloom Company Ltd (“Merger Sub”), pursuant to which, Merger Sub will merge with and into the Guaranteed Party (the “Merger”), with the Guaranteed Party continuing as the surviving corporation in the Merger and a wholly-owned Subsidiary of Parent, the Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual payment, observance, performance and discharge of 19.61% (the “Guaranteed Percentage”) of the payment obligations of Parent with respect to (i) the Parent Termination Fee owed by Parent to the Company, if and when due, pursuant to Section 8.06(b) of the Merger Agreement, (ii) the Expenses owed by Parent to the Company, if and when due, pursuant to Section 8.06(c) of the Merger Agreement, (iii) costs and expenses in connection with the collection of the Parent Termination Fee or any Expenses owed by Parent to the Company or any amounts required to be paid, if and when due, pursuant to Section 8.06(f) of the Merger Agreement, (iv) the payment obligations of Parent pursuant to Section 6.07(e) of the Merger Agreement, in each case subject to the terms and limitations of Section 8.06(h) of the Merger Agreement (the aggregate obligations of Parent described in clauses (i) through (iv), collectively, without regard to the Guaranteed Percentage thereof, the “Obligations”); provided, that notwithstanding anything to the contrary express or implied herein, in no event shall the Guarantor’s maximum aggregate liability under this Limited Guarantee exceed the amount of $50,745,098.04 less 19.61% of any amount actually paid by or on behalf of Parent to the Guaranteed Party in respect of the Obligations (the “Cap”). The parties agree that this Limited Guarantee may not be enforced without giving effect to the proviso to the immediately preceding sentence, including the Cap, and to the provisions of Section 8 and Section 9 hereof, and that the Guaranteed Party will not seek to enforce this Limited Guarantee for an amount in excess of the Cap. This Limited Guarantee may be enforced for the payment of money only. The Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor pursuant to and in accordance with the terms of this Limited Guarantee for the Guaranteed Percentage of the Obligations, subject to limitations described herein, regardless of whether an action is brought against any other person (including Parent, Merger Sub or any Other Guarantor (as defined below)) or whether any such person is joined in any such action or actions. The Guaranteed Party, by execution of this Limited Guarantee, agrees that in no event shall the Guarantor be required to pay to any person under, in respect of, or in connection with this Limited Guarantee, an amount in excess of the Cap, and that the Guarantor shall not have any obligation or liability to the Guaranteed Party relating to, arising out of or in connection with, this Limited Guarantee, the Equity Commitment Letter (as defined below) or the Merger Agreement or any of the transactions contemplated hereby or thereby, other than as expressly set forth herein or in the Equity Commitment Letter. The Guaranteed Party, by execution of this Limited Guarantee, further acknowledges that, in the event that Parent has any unsatisfied payment obligations, payment of the Guaranteed Percentage of the Obligations in accordance with and subject to the terms and conditions (including the Cap) of this Limited Guarantee by the Guarantor (or by any other person, including Parent or Merger Sub on behalf of the Guarantor) shall constitute satisfaction in full of the Guarantor’s obligations with respect thereto. All payments hereunder shall be made in lawful money of the United States in immediately available funds. Concurrently with the delivery of this Limited Guarantee, the parties set forth on Schedule A (each, an “Other Guarantor”) are also entering into limited guarantees substantially identical to this Limited Guarantee (each, an “Other Guarantee”) with the Guaranteed Party. The Guaranteed Party represents to the Guarantor that, other than this Limited Guarantee, the Other Guarantees and the Equity Commitment Letters (as defined below), and except as has been furnished to the Guarantor prior to the date hereof, there has been and will be no agreement, understanding or other arrangement (whether written or oral) entered into by the Guaranteed Party with any Other Guarantor in respect of the subject matters of this Limited Guarantee or the Other Guarantees. This Limited Guarantee shall become effective upon the substantially simultaneous signing of this Limited Guarantee and the Other Guarantees.

(b) All payments made by the Guarantor pursuant to this Limited Guarantee shall be free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent fails to pay or cause to be paid any or all of the Obligations as and when due pursuant to Section 8.06(b), Section 8.06(c), Section 8.06(f), and Section 6.07(e) of the Merger Agreement, as applicable and subject to the other relevant terms and limitations of the Merger Agreement, then the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Obligation shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent remains in breach of such Obligation, take any and all actions available hereunder or under applicable Law to collect the Obligations from the Guarantor, subject to limitations described herein (including the Cap).

(c) The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) the Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder.

2.            Nature of Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. Subject to the terms hereof, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. In the event that any payment to the Guaranteed Party hereunder in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever (other than as set forth in the last sentence of Section 8 hereof), the Guarantor shall remain liable hereunder with respect to the Guaranteed Percentage of such Obligations, subject to the terms and conditions hereof (including the Cap), as if such payment had not been made. This Limited Guarantee is an unconditional guarantee of payment and not of collection. This Limited Guarantee is a primary obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantor hereunder. Notwithstanding anything herein to the contrary, the Guarantor shall have the right to assert, and shall have the benefit of, any defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement or as otherwise expressly provided in Section 3(a) hereof, other than defenses arising from bankruptcy, reorganization or similar proceeding of Parent or Merger Sub.

3.           Changes in Obligations; Certain Waivers. (a) The Guarantor agrees that, subject to the terms hereof, the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any portion of the Obligations in accordance with Section 9.11 of the Merger Agreement, and may also enter into any agreement with Parent or Merger Sub or any Other Guarantor or any other person interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any agreement between the Guaranteed Party, on the one hand, and Parent or Merger Sub, on the other hand, in each case in accordance with the terms of the Merger Agreement, without in any way impairing or affecting the Guarantor’s obligations as provided in this Limited Guarantee. The Guaranteed Party shall not release any of the Other Guarantors from, or extend the time of payment of, any obligations under such Other Guarantees or amend or waive any provision of such Other Guarantees except to the extent the Guarantor under this Limited Guarantee is released, the payment obligation under this Limited Guarantee is extended or the provisions of the Limited Guarantee are amended or waived, in each case, on terms and conditions no less favorable than those applicable to the Other Guarantees. The Guarantor agrees that, except as set forth in clause (i) in the last sentence of Section 3(c) and except for termination in accordance with Section 8 of this Limited Guarantee, the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any Other Guarantor or any other person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the time, place or manner of payment of any portion of the Obligations, or any escrow arrangement or other security therefor, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement (in each case, to the extent effected in accordance with the terms of the Merger Agreement) or any other agreement evidencing, securing or otherwise executed in connection with any portion of the Obligations, in each case, to the extent any of the foregoing does not have the effect of increasing the Cap; (iii) the addition, substitution, discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Guaranteed Percentage of the Obligations as a result of payment in full of the Guaranteed Percentage of the Obligations in accordance with their terms, a discharge or release of Parent with respect to the Obligations under the Merger Agreement, or as a result of defenses to the payment of the Obligations that would be available to Parent or Merger Sub under the Merger Agreement) of any person interested in the transactions contemplated by the Merger Agreement; (iv) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement or any of their respective assets or any other person now or hereafter liable with respect to the Obligations; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (vii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the applicable Obligations in accordance with its terms); or (viii) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any portion of Obligations incurred and all other notices of any kind (except for notices to be provided to Parent or Merger Sub in accordance with the Merger Agreement, this Limited Guarantee or any other agreement or instrument delivered herewith or therewith), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally. Notwithstanding anything herein to the contrary, each of the following defenses shall be retained by the Guarantor: (x) defenses to the payment of the Obligations that are available to Parent, Merger Sub under the Merger Agreement; (y) breach by the Guaranteed Party of this Limited Guarantee; and (z) fraud or willful misconduct by the Guaranteed Party or any of its Affiliates (which, for the purpose of this sentence, shall exclude the Founder, the Founder Holdco, the Guarantor, any Other Guarantor, Sponsors, Rollover Shareholders, Supporting Shareholders, or any Affiliate thereof). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(b)            The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and it shall cause its Subsidiaries and their respective officers, directors, managers or Affiliates (collectively, the “Guaranteed Party Related Persons”) not to institute, directly or indirectly, in the name of or on behalf of the Guaranteed Party or any other person, any action, suit or proceeding or bring any other claim arising under, or in connection with, this Limited Guarantee, the Merger Agreement or the Equity Commitment Letter between the Guarantor and Parent dated the date hereof (the “Equity Commitment Letter”, and together with the other equity commitment letters between each Other Guarantor, as applicable, and Parent, collectively, the “Equity Commitment Letters”), the Support Agreement, the Rollover Agreement (this Limited Guarantee, the Other Guarantees, the Merger Agreement, the Equity Commitment Letters, the Support Agreement and the Rollover Agreement, collectively, the “Transaction Agreements”), any other agreement or instrument delivered pursuant to such Transaction Agreements, or any of the transactions contemplated hereby or thereby, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, against Parent, Merger Sub, the Guarantor or any Non-Recourse Party (as defined below), except for claims against (i) Parent and Merger Sub under and to the extent expressly provided in the Merger Agreement, (ii) the Guarantor (but not any Non-Recourse Party) under (and to the extent permitted by) this Limited Guarantee by the Guaranteed Party (subject to the limitations described herein), (iii) each Other Guarantor under (and to the extent permitted by) its Other Guarantee (subject to the limitations described therein), and (iv) the Guarantor, the Other Guarantors and their respective successors and permitted assigns under the Equity Commitment Letters pursuant to and in accordance with the terms of the Equity Commitment Letters and the Merger Agreement (claims under clauses (i) through (iv) collectively, the “Retained Claims”).

(c)            Except as set forth in Sections 2 and 3 hereof, the Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Obligations under or in respect of this Limited Guarantee (subject to the limitations described herein) or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or any Other Guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent, Merger Sub or any Other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Percentage of the Obligations (subject to the limitations described herein) shall have been paid in full in immediately available funds by the Guarantor (or by any other person, including Parent or Merger Sub, on behalf of the Guarantor). If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Guaranteed Percentage of the Obligations (subject to the limitations described herein) by the Guarantor (or by any other person, including Parent or Merger Sub, on behalf of the Guarantor), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Percentage of the Obligations (subject to the limitations described herein) in accordance with the terms of the Merger Agreement and this Limited Guarantee, whether matured or unmatured, or to be held as collateral for such Guaranteed Percentage of the Obligations (subject to the limitations described herein). Notwithstanding anything to the contrary contained in this Limited Guarantee but subject to clause (v) under Section 3(a), the Guaranteed Party hereby agrees that, (i) to the extent the Obligations are not payable pursuant to, and in accordance with, the Merger Agreement, the Guarantor shall be similarly relieved of its obligations to make payments under this Limited Guarantee for the same obligation for which Parent and Merger Sub were relieved under the Merger Agreement, and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the limitations described herein) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligations as well as any defense in respect of fraud or willful misconduct of the Guaranteed Party or the Guaranteed Party Related Persons hereunder or any breach by the Guaranteed Party of any term hereof.

4.            No Waiver; Cumulative Rights. No failure on the part of either party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder by such party. Except as otherwise set forth herein, each and every right, remedy and power hereby granted to each party hereto or, subject to the terms hereof, allowed it by applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by such party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent or any other person (including any Other Guarantor) liable for any portion of the Obligations prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub (or any Other Guarantor) shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

5.            Representations and Warranties. The Guarantor hereby represents and warrants that:

(a)            it is duly organized and validly existing under the Laws of the jurisdiction of its organization;

(b)            it has the requisite power and authority to execute, deliver and perform this Limited Guarantee, and the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s organizational documents or any Law or contractual restriction binding on the Guarantor;

(c)            all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with;

(d)            assuming due execution and delivery of this Limited Guarantee and the Merger Agreement by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(e)            the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its assignee pursuant to Section 6) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8.

6.            Assignment. Neither the Guarantor nor the Guaranteed Party may assign or delegate this Limited Guarantee or their respective rights, interests or obligations hereunder to any other person (except by operation of law), in whole or in part, without the prior written consent of the Guaranteed Party, in the case of any assignment or delegation by the Guarantor, or the Guarantor, in the case of any assignment or delegation by the Guaranteed Party, and any attempted assignment or delegation without such required consents shall be null and void and of no force or effect. Notwithstanding the foregoing, the Guarantor may assign or delegate all or a portion of its rights, interests or obligations hereunder, without the prior written consent of the Guaranteed Party, to (a) any Other Guarantor, or any Affiliate of the Guarantor, limited partner of the Guarantor or any of its Affiliates, or any affiliated investment fund or investment vehicle that is advised, managed or sponsored by the general partner or the investment manager of the Guarantor or any of its Affiliates, or (b) any other transferee with respect to whom the Guarantor has furnished information to the Guaranteed Party verifying, to the reasonable satisfaction of the Guaranteed Party, the identity, good standing and creditworthiness of such transferee, in each case of the preceding clause (a) or (b) to the extent that (i) such transferee has been allocated, in accordance with the Equity Commitment Letter, all or a portion of the Guarantor’s investment commitment to Parent and (ii) such transferee has certified in writing to the Guaranteed Party prior to such assignment that it is capable of (x) making the representations and warranties set forth in Section 5 and (y) performing all of its obligations hereunder, and in each case of the preceding clause (a) or (b), no such assignment or delegation shall relieve the Guarantor of its obligations hereunder.

7.            Notices. All notices and other communications hereunder shall be given by the means specified by the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantor:

c/o Building 105, 10 Jiuxianqiao North Road Jia
Chaoyang District, Beijing 100015
People’s Republic of China
Attention: Mr. Jinbo Yao

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
29/F, Alexandra House
18 Chater Road, Central
Hong Kong
Attention: Tim Gardner, Esq.

William Welty, Esq.

Facsimile: +852 3015 9354

E-mail: tim.gardner@weil.com; william.welty@weil.com

If to the Guaranteed Party, as provided in the Merger Agreement, or, in each case, to such other persons or addresses as may be designated in writing by the party hereto to receive such notice as provided above.

8.            Continuing Guarantee. Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor and its successors and permitted assigns until all of the Guaranteed Percentage of the Obligations (subject to the limitations described herein) under this Limited Guarantee have been indefeasibly paid, observed, performed or satisfied in full, at which time this Limited Guarantee shall terminate in its entirety and the Guarantor shall have no further obligations under this Limited Guarantee. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent and Merger Sub would be obligated to make a payment of the Parent Termination Fee in accordance with Section 8.06(b) of the Merger Agreement or pay any other amounts under Sections 8.06(c), 8.06(f) or 6.07(e) of the Merger Agreement, (iii) the payment in full of the Obligations, and (iv) the three-month anniversary of any termination of the Merger Agreement in accordance with its terms in any circumstances pursuant to which Parent and Merger Sub would be obligated to make a payment of the Parent Termination Fee in accordance with Section 8.06(b) of the Merger Agreement or pay any other amounts under Sections 8.06(c), 8.06(f) or 6.07(e) of the Merger Agreement, except as to a claim for payment of any Obligation presented in writing by the Guaranteed Party to Parent, Merger Sub or the Guarantor on or prior to such three-month anniversary (in which case, the date such claim is resolved by a final and non-appealable judicial or arbitral decision or as agreed in writing by the parties hereto or otherwise satisfied); provided, that such claim shall set forth the basis for such claim and the Guarantor shall not be required to pay any claim not submitted on or before the three-month anniversary of such termination of the Merger Agreement. Notwithstanding anything herein to the contrary, in the event that the Guaranteed Party or any of the Guaranteed Party Related Persons directly or indirectly asserts in any Action at law or in equity or arbitration that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap, the provisions of Section 1 hereof limiting the Guaranteed Party’s enforcement hereof to the payment of money only, or the provisions of this Section 8, Section 9 and Section 18 hereof are illegal, invalid or unenforceable in whole or in part, asserts that the Guarantor is liable in excess of or to a greater extent than the Guaranteed Percentage of the Obligations (subject to the limitations described herein), or asserts any theory of liability against Parent, Merger Sub, the Guarantor or any Non- Recourse Parties (as defined below) with respect to or in connection with the Transaction Agreements, any other agreement or instrument delivered pursuant to such Transaction Agreements, or any of the transactions contemplated hereby or thereby, other than a Retained Claim, then (A) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (B) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (C) neither the Guarantor, nor Parent, nor Merger Sub, nor any Non-Recourse Parties (as defined below) shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statue or otherwise) to the Guaranteed Party, its Affiliates or any other person with respect to the Transaction Agreements, the transactions contemplated by the Transaction Agreements or otherwise.

9.            No Recourse. The Guaranteed Party acknowledges the separate limited liability company existence of each of Parent and Merger Sub and that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount, and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Merger Agreement or any other Transaction Agreement, or in any agreement or instrument delivered, or statement made or action taken, in connection with or pursuant to the transactions contemplated by any of this Limited Guarantee, the Merger Agreement or any other Transaction Agreement or the negotiation, execution, performance or breach of this Limited Guarantee, the Merger Agreement or any other Transaction Agreements, notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and notwithstanding the fact that the Guarantor may be a partnership, limited liability company corporation or other entity, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party, by executing this Limited Guarantee, acknowledges and agrees, on behalf of it and the Guaranteed Party Related Persons, that (i) no person other than the Guarantor has any obligations hereunder, and (ii) it has no right of recovery against, no recourse shall be had against and no personal liability shall attach to, any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, Affiliates (other than any permitted assignee under Section 6), members, managers, general or limited partners, stockholders, shareholders, representatives, successors or assignees of any of the Guarantor, Parent, Merger Sub or the Other Guarantors, or any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, Affiliates (other than any permitted assignee under Section 6), members, managers, general or limited partners, stockholders, shareholders, representatives, successors or assignees of any of the foregoing (collectively, but not including the Guarantor, Parent, Merger Sub, the Other Guarantors or any permitted assignee under Section 6 hereof, or their respective successors and permitted assigns under the Transaction Agreements, the “Non-Recourse Parties,” and each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or equity in tort, contract or otherwise) by or on behalf of Parent or Merger Sub against any Non-Recourse Party (including any claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for Retained Claims; provided, however, that in the event the Guarantor (A) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Cap as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment, by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder. Recourse against the Guarantor under this Limited Guarantee and the Equity Commitment Letter, subject to the limitations described herein, therein and in the Merger Agreement, including Section 8.06(h) thereof, against the Other Guarantors pursuant to the terms of the Other Guarantees, and against Parent or Merger Sub under and in accordance with the Merger Agreement, in each case solely with respect to Retained Claims, shall be the sole and exclusive remedies of the Guaranteed Party and all of its Affiliates and other Guaranteed Party Related Persons against Parent, Merger Sub, the Guarantor, the Other Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations in respect of, or for any claim based upon, arising out of or related to, any Transaction Agreement or any of the transactions contemplated thereby, or in respect of any other document or theory of law or in equity, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, including by piercing of the corporate veil, or by a claim by or on behalf of Parent or Merger Sub. No person other than the Guarantor, the Guaranteed Party and the Non-Recourse Parties shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any person, including the Guaranteed Party or any of the Guaranteed Party Related Persons, any rights or remedies against any person other than the rights or remedies of the Guaranteed Party against the Guarantor as expressly set forth herein. For the avoidance of doubt, none of the Guarantor, Parent, Merger Sub or the Other Guarantors or their respective successors and assigns under the Merger Agreement, the Equity Commitment Letters, this Limited Guarantee or the Other Guarantees shall be Non-Recourse Parties.

10.            Amendments and Waivers. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party, or in the case of a waiver, by the party against whom the waiver is to be effective.

11.            Governing Law; Jurisdiction.

(a)            This Limited Guarantee, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions thereof that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)            Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 11(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum

(c)            Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in Section 11(b), any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

12.            Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS section 12.

13.            Counterparts. This Limited Guarantee may be executed in counterparts and all counterparts taken together shall constitute one document. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Limited Guarantee.

14.            Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger Agreement and the transactions contemplated thereby. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to by the Guaranteed Party or any of its Affiliates or representatives in any document, except with the written consent of the Guarantor; provided that the parties hereto may disclose the existence and content of this Limited Guarantee to the extent required by applicable Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger Agreement and the transactions contemplated thereby or in connection with any litigation relating to the Merger Agreement or the transactions contemplated thereby as permitted by or provided in the Merger Agreement and the Guarantor may disclose the existence and content of this Limited Guarantee to any Non-Recourse Party which needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations substantially identical to the terms contained in this Section 14.

15.            Entire Agreement. This Limited Guarantee, together with the Merger Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder, including the Equity Commitment Letters and the Other Guarantees), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

16.            No Third-Party Beneficiaries. This Limited Guarantee shall be binding solely on the parties hereto and their respective successors and permitted assigns. This Limited Guarantee shall inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing set forth in this Limited Guarantee or any other agreement shall, or shall be construed to, confer upon or give to any person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, any provisions of this Limited Guarantee; provided that the Non-Recourse Parties may rely upon and enforce the provisions of Section 9.

17.            Interpretation. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee. When a reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The word “including” and words of similar import when used in this Limited Guarantee will mean “including, without limitation,” unless otherwise specified.

18.            Severability. Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap and the provisions of Sections 8 and 9 and this Section 18.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

INTERNET OPPORTUNITY FUND LP

By:	Internet Opportunity Company,
its general partner

By:	/s/ Jinbo Yao
Name:	Jinbo Yao
Title:	Director

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its director or officer thereunto duly authorized.

58.COM INC.

By:	/s/ Robert Frank (Bob) Dodds Jr
Name:	Robert Frank (Bob) Dodds Jr
Title:	Director and Member of the Special Committee

[Signature Page to Limited Guarantee]